EXHIBIT 24.1


                     INDEPENDENT AUDITORS' CONSENT
                     -----------------------------





Board of Directors
The Boeing Company



We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 25, 1996, on the consolidated financial statements of The Boeing Company and subsidiaries appearing in The Boeing Company's 1995 Annual Report to Shareholders and incorporated by reference in The Boeing Company's Annual Report on Form 10-K for the year ended December 31, 1995.
We also consent to the incorporation by reference of our report dated March 8, 1996, on the financial statement schedules included in The Boeing Company's Annual Report on Form 10-K for the year ended December 31, 1995 and to the reference to us appearing under the heading "Experts" in the prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


September 6, 1996
Seattle, Washington